Exhibit 3.13

FILED

2007 MAY 10 AM 11:29

SECRETARY OF STATE
TALLAHASSEE, FLORIDA

CERTIFICATE OF INCORPORATION

OF

RADIATION THERAPY SERVICES INTERNATIONAL, INC.

(Under Section 607 of the
of the Florida Statutes)

The undersigned, being a natural person of at least 18 years of age, and acting as the incorporator of the corporation hereby being formed under Section 607 of the Florida Statutes, certifies that:

Article I.	The name of the corporation is Radiation Therapy Services International, Inc. (the “Corporation”).

Article II.	The principal place of business and mailing address of the Corporation is 2234 Colonial Boulevard, Fort Myers, FL 33907

Article III.	The aggregate number of Shares which the Corporation shall have the authority to issue is two hundred (200) shares of common stock, each of which shall have no par value.

Article IV.	The name and Florida street address of the initial registered agent is:

Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, Florida Statutes.

/s/ David N.T. Watson
Name: David N.T. Watson
Title: Executive Vice President - Finance
Radiation Therapy Services, Inc.

/s/ Damen Kelly
Name: Damen Kelly
Title: Incorporator
Address: Garfunkel, Wild & Travis, P.C.
111 Great Neck Road
Great Neck, New York 11021

Dated: May 7, 2007